  EXHIBIT 10.2

PATENT EXCLUSIVE LICENSE AND ASSIGNMENT AGREEMENT

This Patent Exclusive License and Assignment Agreement (this “Agreement”) is made as of April ____, 2022 (the “Effective Date”), by and between Xeriant, Inc., a Nevada corporation (“Xeriant”) with its principal executive office at Innovation Center #1, 3998 FAU boulevard, Suite 309, Boca Raton, Florida 33431, registered in the office of the State of Nevada Secretary of State, Entity Number E0649622009-0; and Movychem, s.r.o, a Slovakian limited liability company (“Movychem” or “Assignor”) with its registered office at Svabska 1433/2, 951 31 Mocenok, the Slovak Republic, Identification No. 46515224 registered in the Commercial Register maintained by the No. 28814/T District Court Trnava; (hereinafter referred to collectively as the “Parties” and individually as a “Party”).

RECITALS

WHEREAS, Movychem has developed and invented and owns or holds several granted patents and pending patent applications pertaining to its Retacell technology, with Retacell technology being defined to mean thermal and/or fire protection chemical agents;

WHEREAS, the parties contemporaneously with this agreement are signing a Joint Venture Agreement for establishing and entering into a Joint Venture to initially exclusively license and then to hold the current and future Retacell technology and Retacell technology related worldwide patents, patent applications, copyrights and trade secrets (collectively “Movychem Patents”) currently owned by Movycehm or developed/invented/created after the Effective Date by Movychem and to issue licenses and sublicenses therefore;

WHEREAS as part of the Joint Venture, after payment by Xeriant to Assignor in the amount of $2,000,000 under the terms specified in the Joint Venture Agreement, Assignor has agreed that that terms of this Agreement will automatically and immediately cause, without any further action required by Assignor, the irrevocable transfer and assignment by Assignor to the Joint Venture entity Ebenberg, LLC (“Ebenberg” or Assignee”) (a State of Florida, Limited Liability Company) of all of its rights, title and interest, on a worldwide basis in and to the currently existing Movychem Patents which are set forth in Exhibit A (the “Movychem Current Patents”) and to all future creations, inventions, ideas, technology, knowhow, derivatives, materials, products, systems, applications, trade secrets developed, invented and/or created by Movychem in the future concerning, pertaining or related to the Retacell technology such that once the $2,000,000 payment has been paid to Assignor by Xeriant, Joint Venture entity Ebenberg/Assignee will solely own all rights, title and interests in the Movychem Patents and Movychem Current Patents;

WHEREAS, Assignor is the sole owner of all rights, title and interest in and to the Movychem Patents and Movychem Current Patents;

NOW, THEREFORE, for the good and valuable consideration provided for in the Joint Venture Agreement between the Parties, the receipt and sufficiency of which are hereby acknowledged, and for other good and valuable consideration, which the receipt and sufficiency of which is also hereby acknowledged, the Parties hereby agree as follows:

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1. EXCLUSIVE WOLRDWIDE LICENSE

1.1 Assignor hereby grants to Ebenberg/Assignee an exclusive worldwide license to the Movychem Patents and Movychem Current Patents to make, manufacture, have manufactured, use, offer for sale, import, export, make improvements, distribute and sell all products, services, compositions, technology, methods, covered by any of the Movychem Patents and to practice the same and to issue sublicenses therefore.

1.2 As consideration for the exclusive worldwide license granted in Section 1.1, the 40% royalty provided for in Section 3(c) below shall be owed to Movychem for payments received by Ebenberg during the exclusive license period.

1.3 Unless the Movychem Patents and Movychem Current Patents are assigned to Ebenberg under the terms of Section 2 of this Agreement or unless the Joint Venture is terminated under the terms of the Joint Venture Agreement, the Exclusive Worldwide License contained in Section 1.1 of this Agreement will be in force from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application of the Movychem Patents licensed under this Agreement, whichever is later

2. ASSIGNMENT

2.1 Automatically effective upon payment of $2,000,000 to Assignor by Xeriant (“Triggering Event”), Assignor hereby unconditionally and irrevocably assigns, conveys, sells, grants and transfers to Assignee all of its rights, title and interest of every kind and character throughout the world in and to (a) the Movychem Patents, including, without limitation the Movychem Current Patents, to the full extent of its ownership or interest therein, including, without limitation, all domestic and foreign patent applications and registrations therefor (and all patents that issue therefrom and all divisions, continuations, continuations-in-part, reexaminations, substitutions, reissues, extensions and renewals of such applications, registrations and patents, and the right to apply for any of the foregoing, and all pending and abandoned patent applications to which any of the Movychem Patents claim priority); (b) all inventions, invention disclosures, trade secrets and discoveries of Assignor currently known and/or described in one or more of the Movychem Patents or later developed, created and/or invented by Movychem concerning, pertaining or related to the Retacell technology; (c) all patents that are related to any of the Movychem Patents through terminal disclaimer, (d) all goodwill associated therewith; (e) all rights to causes of action and remedies related thereto (including, without limitation, the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing and to retain any damages and profits due or accrued); and (f) any and all other rights, title and interests arising out of, in connection with or in relation to the Movychem Patents or inventions, discoveries, trade secrets and invention disclosures resulting from the business and/or business operations of Assignor concerning, pertaining or relating to,the Retacell technology. Immediately upon reaching the Triggering Event, Assignor agrees to execute the confirmatory assignment for the Movychem Patents attached hereto as Exhibit B and agrees to execute future confirmatory assignments with respect to any new inventions, ideas, technology developed, created or invented by Movychem in the future concerning, pertaining or relating to the Retacell technology. Assignor agrees to cooperate with Xeriant with respect to filing the executed confirmatory assignment(s) with the Patent Offices where patent applications involving one or more of the Movychem Patents are patented or where Patents for one or more of the Movychem Patents have been granted and in connection with the filing and recording of future confirmatory assignments. Upon Assignee’s or Xeriant’s request, Assignor will promptly take such other actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Movychem Patents.

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2.2 Appointment. In the event that Assignee is unable, after reasonable notice to Assignor, for any reason whatsoever, to secure Assignor’s signature to any document Assignor is required to execute pursuant to this Section 2 to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Assigned Property and/or Movychem Patents, Assignor hereby irrevocably designates and appoints Assignee and Xeriant and its duly authorized officers and agents as Assignor’s agents and attorneys-in-fact, to act for and on its behalf and instead of Assignor, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 2 with the same legal force and effect as if executed by Assignor.

3. PAYMENT

Assignor agrees and acknowledged that it is receiving or has received good and valuable consideration described in the above-noted Joint Venture Agreement, as well as other good and valuable consideration, as full consideration of the exclusive licenses and assignment of rights granted pursuant to Sections 1 and 2. Specifically, as stated in the Joint Venture Agreement between the Parties under the definition of Movychem Patent Purchase Price, as full consideration for the transfers/assignments stated herein by Movychem, Movychem shall receive (a) $2,000,000 from Xeriant, when Xeriant makes its capital contribution pursuant to Section 3.3(b) of the Joint Venture Agreement, (b) $600,000 payable at the rate of $25,000 per month commencing the next month following the execution of the Xeriant License Agreement, and (c) 40% of all royalty payments received by the above-noted Joint Venture for the licensing of the Movychem Patents and payable by the Joint Venture to Assignor.

4. REPRESENTATIONS AND WARRANTIES

4.1 Authority. Each Party represents and warrants that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and that the performance of such obligations will not conflict with or result in a breach of any agreement to which such Party is a party or is otherwise bound.

4.2 Title. Assignor represents and warrants that Assignor is the lawful owner of all right, title and interest in and to the Movychem Patents, and has the unrestricted right to grant the rights and licenses granted under Sections 1 and 2 to this Agreement free and clear of any title defects, encumbrances, liens, security interests, mortgages, registrations, licenses, immunities, claims of ownership or coownership to the Retacell technology or to one or more of the Movychem Patents by others including, without limitation, one or more past employees of Movychem, or claims of any nature (including, without limitation, covenants not to sue, government grants, identifications to standard committees, or any other restriction on the rights relating to the Movychem Patents) whether threatened, pending or otherwise held or claimed by anyone (collectively, “Encumbrances”). Assignor represents and warrants that there are no Encumbrances. Assignor has not received notice of (and Assignor is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Movychem Patents. Assignor also represents and warrants that all of the active granted patents and pending patent applications, throughout the world, for the Retacell technology owned by Assignor are individually listed in Exhibit A to this Agreement.

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4.3 Validity and Enforceability. Assignor represents and warrants to Xeriant that none of the Movychem Patents or any patent claim in any of the Movychem Patents has never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding. Assignor has provided Xeriant with all information and challenges concerning the title to, and validity, patentability and/or enforceability of, the Movychem Patents, if any.

4.4 No Government Funds Used. Assignor represents and warrants to Xeriant that no funding from or facilities of a government, university, college, other educational institution or research center was utilized in the development of the Retacell technology or any component thereof or the intellectual property that is the subject of the Movychem Patents, and the Patents are free from Encumbrances of any U.S. or foreign government, university, college, or other educational institution or research center.

4.5 Additional Obligations.

4.5.1 Maintenance and Other Fees. Assignor shall (i) forward to Xeriant any and all notices concerning Patent Office Actions, maintenance fees, annuities, and the like that become due on the Movychem Patents immediately upon receipt of such notices by Assignor; (ii) provide, on or before the Effective Date, a list to Xeriant of the dates on which any such fees, annuities and the like will become due and/or for which the window period will open during the two (2) month period following the Effective Date; (iii) provide Xeriant with a list of and contact information for all patent law firms, agents, counsel, attorneys and/or representatives currently or previously used by Assignor or who represented Assignor for one or more of the Movychem Patents or were responsible for handling the last annuity fees payments on behalf of Assignor for the Movychem Patents; and (iv) shall otherwise use its reasonable best efforts to assist Xeriant and Assignee in preventing abandonment, cancellation and/or early expiration of the Movychem Patents. Assignor shall be responsible for all invoices, expenses, and fees pending to outside prosecution counsel or agents existing on the Effective Date. Xeriant shall be responsible for all taxes and fees relating to purchase of the Patents, if any, other than income taxes and withholding taxes imposed on Assignor. Xeriant will timely remit to the appropriate taxing authorities all taxes, levies or other imposts as required by law, including any withholding taxes imposed on this payment to Assignor, and shall provide Assignor with written evidence that such payment was made. Assignor and Xeriant shall cooperate with each other and take all commercially reasonable steps to (i) file certificates and other documentation with taxing authorities and/or (ii) legitimately obtain a reduction or elimination of, or credit for, any taxes, levies or other imposts arising from transactions contemplated by this Agreement.

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4.5.2 Deliverables and Transfer of In-House and Outside Prosecution Files. Assignor shall be responsible for arranging for the timely forwarding of copies of all prosecution-related files from Assignor to Xeriant. On the Effective Date, Assignor shall send to Xeriant:

(a) Copies of all letters patent for the Movychem Patents.

(b) Copies of all assignment agreements in its possession for the Movychem Patents.

(c) Each patent prosecution (docket) file in its possession or any of its patent counsel’s possession for each of the Movychem Patents.

(d) To the extent the same are in the possession, custody, or control of Assignor, copies of those relevant portions of laboratory notebooks and related documents and things as are reasonably related to the conception, reduction to practice, and prosecution of any Movychem Patent or concerning, pertaining or relating to the Retacell technology. To the extent such documents and things currently exist, Assignor further agrees to maintain such records intact consistent with its policy for records retention.

4.5.3 Within ten (10) days of the Effective Date, Assignor agrees to notify all patent counsel currently handling or responsible for legal or maintenance matters for one or more of the Movychem Patents and inform such counsel of the exclusive license and future assignment of the Movychem Patents to Assignee and to copy all future correspondence, actions and notices relating to one or more of the Movychem Patents to Xeriant and to any representative designated by Assignee or Xeriant.

5. GENERAL

5.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

5.2 Further Assurances. Each Party hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and carry on the business contemplated herein.

5.3 Notices. All notices, approvals, requests or demands (“Notices”) which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall be addressed to the address provided for the Parties in the above noted Joint Venture Agreement between the Parties. All Notices shall be given in one of the following ways: (i) by delivery to the address set forth in the first paragraph for such Party; (ii) by Federal Express or similar service; or (iii) by transmittal by any electronic means whether now known or hereafter developed, including but not limited to, pdf, telecopier, or laser transmissions, able to be received by the party intended to receive notice. Each Notice shall, except as herein expressly provided, be conclusively deemed to be effective when received. The addresses of the parties shall be those of which the other party actually receives written Notice and until further notice as set forth in the first paragraph of this Agreement.

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5.4 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

5.5 Severability. Every provision of this Agreement is severable. If any provision is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

5.6 Entire Agreement. This Agreement, together with the Joint Venture Agreement between the Parties, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any conflict between the provisions of this Agreement and any prior Term Sheet between the parties, the provisions of this Agreement shall prevail.

5.7 Successors and Assigns. Subject to the restrictions on Transfers set forth in the Joint Venture Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.

5.8 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and Assignee (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of one or more of the Parties or Assignee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.9 Amendment. This Agreement may be amended only by the Approval of all of the Parties.

5.10 Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Parties of the same or any other obligations of such Party hereunder.

5.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida.

5.12 Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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5.13 Attorneys’ Fees. If any Party is a party to any action or proceeding to enforce any of the terms of this Agreement or any action or proceeding in any other way pertaining to this Agreement, the prevailing party in such action or proceeding (as determined by the judge or presiding official therein) shall be entitled to receive from the opposing party or parties the prevailing party’s costs and reasonable accountants’, experts’ and attorneys’ fees incurred in prosecuting, defending or appearing in such action or proceeding.

5.14 Remedies Cumulative. Each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

5.15 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[SIGNATURE PAGE FOLLOWS]

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Xeriant, Inc

By:
Keith Duffy, CEO

Movychem, s.r.o.

By:
Jiri Vylimec, Managing Partner

By:
Roman Magdina, Managing Partner

By:
Lubomir Nemecek, Managing Partner

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